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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 ------------


                                 SCHEDULE 13G
                                (Rule 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)




                      Let's Talk Cellular & Wireless, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                   527260103
                   -----------------------------------------
                                (CUSIP Number)



                                 ------------

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CUSIP NO.    527260103                  13G            PAGE   1   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS:  Brett Beveridge
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION: U.S.A.

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER: 1,021,138
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER: 0
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER: 1,021,138
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER: 0

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,021,138
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON: IN

          ---------------------------------------------------------------------



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ITEM 1(A).       NAME OF ISSUER:
                 Let's Talk Cellular & Wireless, Inc.

                 ---------------------------------------------------------------

ITEM 1(B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 800 Brickell Avenue, Suite 400, Miami, Florida  33131

                 ---------------------------------------------------------------

ITEM 2(A).       NAME OF PERSON FILING:
                 Brett Beveridge

                 ---------------------------------------------------------------

ITEM 2(B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 800 Brickell Avenue, Suite 400, Miami, Florida  33131

                 ---------------------------------------------------------------

ITEM 2(C).       CITIZENSHIP:
                 U.S.A.

                 ---------------------------------------------------------------

ITEM 2(D).       TITLE OF CLASS OF SECURITIES:
                 Common Stock

                 ---------------------------------------------------------------

ITEM 2(E).       CUSIP NUMBER:
                 527260103

                 ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]  Broker or dealer registered under Section 15 of the Act,

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

         (c) [ ]  Insurance Company as defined in Section 3(a) (19) of the Act,

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

         (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940,

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),


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         (g) [ ]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G); see Item 7,

         (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4           OWNERSHIP.

         (a)      Amount beneficially owned: 1,021,138

         (b)      Percent of class: 0

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 1,021,138

                  (ii)     Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 1,021,138

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable

ITEM 10.        CERTIFICATION.

                Not applicable


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 1998
                                             -----------------------------------
                                                           (Date)


                                                    /s/ Brett Beveridge
                                             -----------------------------------
                                                         (Signature)


                                                        Brett Beveridge
                                             -----------------------------------
                                                         (Name/Title)


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